Exhibit 10.38

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) between Eloxx Pharmaceuticals, Inc. (the “Company”), and David Snow (the “Executive”) is dated as of June 18, 2018 and shall become effective on June 25, 2018 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, the Company desires the Executive to provide employment services to the Company, and wishes to provide the Executive with certain compensation and benefits in return for such employment services; and

WHEREAS, the Executive wishes to be employed by the Company and to provide employment services to the Company in return for certain compensation and benefits;

NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.EMPLOYMENT TERM. The Company hereby offers to employ the Executive, and the Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement, during the period commencing on the Effective Date and ending on the date of the termination of the Executive’s employment in accordance with Section 6 below (the “Employment Term”). The Executive shall be employed at will, meaning that either the Company or the Executive may terminate this Agreement and the Executive’s employment at any time, for any reason or no reason, with or without cause, subject to the terms of this Agreement.

2.POSITION & DUTIES.

(a)Except as provided in Section 2(b) below, the Executive shall serve as the Chief Business Officer of the Company and its US subsidiary, Eloxx Pharmaceuticals U.S. Sub, Inc. during the Employment Term. As Chief Business Officer, the Executive shall have such duties, authorities and responsibilities as are commensurate with the position of Chief Business Officer and such other duties and responsibilities as the Company’s Chief Executive Officer shall designate that are consistent with the Executive’s position as Chief Business Officer.

(b)During the Employment Term, the Executive agrees to devote his full business time, attention and energies to the performance of all of the lawful duties, responsibilities and authority that may be assigned to him hereunder. Nothing contained in this Agreement will preclude the Executive from (i) devoting time to personal and family investments, (ii) serving as a director of any not-for-profit company, (iii) serving as a director for for-profit company that is approved by the Chief Executive Officer (such approval not to be unreasonably withheld) or (iv) from participating in charitable or industry associations, in each case, provided that such activities or services do not (x) materially interfere with the Executive’s performance of duties hereunder or (y) violate the terms of the Confidentiality Agreement (as defined below).

(c)During the Employment Term, the Executive’s principal place of employment shall be the Company’s offices in Waltham, Massachusetts, subject to customary

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business travel consistent with the Executive’s duties and responsibilities.

3.BASE SALARY. The Company agrees to pay the Executive a base salary (the “Base Salary”) at an annual rate of US$ 375,000. The Base Salary will be payable bimonthly in accordance with the regular payroll practices of the Company. The Executive’s Base Salary shall be subject to review by the Board (or a Committee thereof) at least annually and may be increased, but not decreased, from time to time by the Board. The base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Agreement.

4.BONUSES.

(a)ANNUAL BONUS. With respect to each full calendar year during the Employment Term, the Executive shall be eligible to earn an annual, performance-based bonus (an “Annual Bonus”) with a target bonus value equal to forty percent (40%) of the Executive’s Base Salary (the “Target Bonus”) based upon the achievement of performance targets, which shall be established by the Board (or a committee thereof) in consultation with the Executive within the first 90 days of each calendar year during the Employment Term, with the actual amount of the Annual Bonus for a particular year determined by the Board (or a committee thereof) in its discretion. The Board (or a committee thereof) shall consider the Executive’s performance in the entire 2018 calendar year without regard to the effective date when determining the Executive’s Annual Bonus for the 2018 calendar year. Subject to Section 8 below, in order to be eligible for an Annual Bonus, the Executive must remain employed for the entire calendar year for which the performance targets will have been set. Any Annual Bonus earned by the Executive will be paid no later than March 15 of the calendar year immediately following the calendar year in which the Annual Bonus is being measured. The Executive’s Target Bonus shall be subject to review by the Board (or a committee thereof) at least annually and may be increased, but not decreased, from time to time by the Board.

5.EQUITY COMPENSATION. The Company will grant to the Executive on the first day of employment following the Effective Date (the “Grant Date”) equity compensation awards under the 2013 Share Ownership and Option Plan (as amended, the “Plan”) for share of the Company’s common stock (“Common Stock”) as follows:

(a)TIME-VESTING AWARDS. A stock option to purchase 200,000 shares of Common Stock on the Grant Date that will vest and become exercisable or payable, respectively, with respect to 1/3 of the shares on the first anniversary of the Effective Date of this Agreement and with respect to an additional 1/12 of the shares on each quarterly anniversary of the Grant Date thereafter, subject to the Executive’s continued employment with the Company through each such date. In addition, the vesting of the Time-Vesting Awards, and any future stock options, restricted stock units or other equity compensation awards granted to the Executive, shall be accelerated and become fully vested and exercisable or payable, respectively, immediately prior to a Significant Event (as defined in the Plan)

(c)ANNUAL AWARDS. Each year, the Executive will be eligible for annual awards of stock options and or restricted stock units as determined by the Board. Nothing herein shall be construed as an obligation to grant such awards, which shall be subject to the sole discretion of the Board.

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(d)TAX WITHHOLDING. At Executive’s request, the Company will withhold from the shares of Common Stock otherwise payable to Executive with respect to vested portions of the Time-Vesting Shares the number of whole shares of Common Stock required to satisfy the applicable tax withholding obligation, the number of shares so withhold to be determined by the Company based on the fair market value of the Common Stock on the date the Company is required to withhold.

6.EMPLOYEE BENEFITS.

(a)BENEFIT PLANS. The Executive shall be entitled to participate in all employee benefit plans that the Company generally makes available to its senior executives (other than severance plans) from time to time, including any group health plans, dental plans, life, disability and AD&D insurances, a 401(k) plan, tuition reimbursement, recreation allowance, parking or public transportation and various types of paid time off, subject to the terms and conditions of such benefit plans. The Executive may elect to continue with COBRA insurance from the Executive’s prior employer, is such an event, the Company will reimburse the Executive for 100% of the Executive’s out of pocket cost of COBRA insurance coverage from Executive’s prior employer.

(b)VACATION. The Executive shall be entitled to twenty (20) days of paid vacation per year, in accordance with the Company’s vacation policy; provided that the Executive shall be entitled to twenty-five (25) days of paid vacation per year after three (3) full calendar years of employment. Vacation may be taken at such times as the Executive elects with due regard to the needs of the Company.

(c)BUSINESS EXPENSES. The Company will reimburse the Executive for all reasonable business expenses incurred by the Executive in connection with the discharge of his duties for the Company, subject to the Company’s expense reimbursement policy in effect from time to time.

(d)INDEMNIFICATION. The Company shall indemnify the Executive to the maximum extent that its officers, directors and employees are entitled to indemnification pursuant to the Company’s Certificate of Incorporation and Bylaws for any acts or omissions by reason of being a director, officer or employee of the Company as of the Effective Date. At all times during the Employment Term, the Company shall maintain in effect a director and officers liability insurance policy with the Executive as a covered officer and director.

7.TERMINATION. The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:

(a)DISABILITY. Upon the 30th day following the Executive’s receipt of notice of the Company’s intention to terminate the Executive’s employment due to Disability (as defined in this Section 7(a)); provided that, the Executive has not returned to full-time performance of his duties within 30 days after receipt of such notice. If the Company determines in good faith that the Executive’s Disability has occurred during the term of this Agreement, it will give the Executive written notice of its intention to terminate his employment. For purposes of this Agreement, “Disability” shall mean the Executive’s inability to substantially perform the essential duties of his job with or without reasonable accommodation on a full-time basis for 180 calendar days during any consecutive twelve-month period or for 90 consecutive days as a result of incapacity due to mental or physical illness.

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(b)	DEATH. Automatically on the date of death of the Executive.

(c)CAUSE. Immediately upon written notice by the Company to the Executive of a termination for Cause. “Cause” shall mean (i) the Executive’s commission of an act of fraud, embezzlement or theft against the Company or its subsidiaries; (ii) the Executive’s conviction of, or a plea of no contest to, a felony; (iii) willful nonperformance by the Executive (other than by reason of illness) of his material duties as an employee of the Company, which, to the extent it is curable by the Executive, is not cured within thirty (30) days after written notice thereof is given to the Executive by the Company; (iv) the Executive’s material breach of this Agreement or any other material agreement between the Executive and the Company or any of its subsidiaries, including the Confidentiality Agreement, which, to the extent it is curable by the Executive, is not cured within thirty (30) days after written notice thereof is given to the Executive by the Company; or (v) the Executive’s gross negligence, willful misconduct or any other act of willful disregard for the Company’s or any of its subsidiaries’ best interests, which, to the extent it is curable by the Executive, is not cured within thirty (30) days after written notice thereof is given to the Executive by the Company.

(d)WITHOUT CAUSE. Upon written notice by the Company to the Executive no earlier than eighteen (18) months after the Effective Date of an involuntary termination without Cause and other than due to death or Disability.

(e)GOOD REASON. “Good Reason” for the Executive to terminate the Executive’s employment hereunder shall mean the occurrence of any of the following conditions during the Employment Term without the Executive’s express written consent; provided that any resignation by the Executive due to any of the following conditions shall only be deemed for Good Reason if: (i) the Executive gives the Company written notice of the intent to terminate for Good Reason within sixty (60) days following the first occurrence of the condition(s) that the Executive believes constitutes Good Reason, which notice shall describe such condition(s); (ii) the Company fails to remedy, if remediable, such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”) of such condition(s) from the Executive; and

(iii)the Executive actually resigns his employment within the first thirty (30) days after expiration of the Cure Period:

(1)any material reduction by the Company of the Executive’s Base Salary or Target Bonus as initially set forth herein or as the same may be increased from time to time;

(2)any material diminution in the Executive’s duties, title, responsibilities or authority;

(3)a requirement that the Executive report to a corporate officer or employee other than the Company’s Chief Executive Officer, other than any such requirement following a Significant Event (as defined in the Company’s 2013 Share Ownership and Option Plan);

(4)any material breach of this Agreement, including a breach of the Company’s obligations under Section 4, 5 or Section 11 (b); or

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(5)a requirement that the Executive relocate to a principal place of employment more than seventy-five (75) miles from Waltham, Massachusetts.

(f)WITHOUT GOOD REASON. The Executive shall provide two (2) weeks’ prior written notice (the “Transition Period”) to the Company of the Executive’s intended termination of employment without Good Reason (“Voluntary Termination”). During the Transition Period, the Executive shall assist and advise the Company in any transition of business, customers, prospects, projects and strategic planning, and the Company shall pay the pro rata portion of the Executive’s Base Salary and benefits through the end of the Transition Period. The Company may, in its sole discretion, upon written notice to the Executive, make such termination of employment effective earlier than the expiration of the Transition Period (“Early Termination Right”), but it shall pay the pro rata portion of the Executive’s Base Salary and benefits through the earlier of: the end of the Transition Period, or the date that the Executive accepts employment or a consulting engagement from a third party.

8.CONSEQUENCES OF TERMINATION. Any termination payments made and benefits provided under this Agreement to the Executive shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or its affiliates as may be in effect from time to time. Subject to satisfaction of each of the conditions set forth in Section 9, the following amounts and benefits shall be due to the Executive:

(a)DISABILITY. Upon employment termination due to Disability, the Company shall pay or provide the Executive: (i) any unpaid Base Salary through the date of termination and any accrued vacation; (ii) reimbursement for any unreimbursed expenses owed to Executive; and (iii) all other payments and benefits to which the Executive is entitled under the terms of any applicable compensation arrangement or benefit, equity or other plan or program, including but not limited to any applicable insurance benefits, payable on the next regularly scheduled Company payroll date following the date of termination or earlier if required by applicable law (collectively, “Accrued Amounts”). In addition, upon the Executive’s termination due to Disability, the Company shall pay the amounts described in Sections 8(d)(3) and 8(d)(4) to the Executive.

(b)DEATH. In the event the Employment Term ends on account of the Executive’s death, the Executive’s estate (or to the extent a beneficiary has been designated in accordance with a program, the beneficiary under such program) shall be entitled to any Accrued Amounts, including but not limited to proceeds from any Company sponsored life insurance programs. In addition, upon the Executive’s death, the Company shall pay the amounts described in Sections 8(d)(3) and 8(d)(4) to the Executive’s estate.

(c)TERMINATION FOR CAUSE OR WITHOUT GOOD REASON. If the Executive’s employment should be terminated (i) by the Company for Cause, or (ii) by the Executive without Good Reason, the Company shall pay to the Executive any Accrued Amounts only, and shall not be obligated to make any additional payments to the Executive.

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(d)TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If the Executive’s employment by the Company is terminated by the Company other than for Cause (and not due to Disability or death) or by the Executive for Good Reason, other than in circumstances described in Section 8(e), then the Company shall pay or provide the Executive with the Accrued Amounts and subject to compliance with Section 11:

(1)continued payment of the Executive’s Base Salary as in effect immediately preceding the last day of the Employment Term for a period of twelve (12) months following the termination date (the “Salary Severance Period”) in accordance with the Company’s ordinary payroll practices (for purposes of calculating the Executive’s severance benefits, the Executive’s Base Salary shall be calculated based on the rate in effect prior to any material reduction in Base Salary that would give the Executive the right to resign for Good Reason (as provided in Section 7(e)(1)));

(2)if the Executive timely elects continued coverage under COBRA for himself and his covered dependents under the Company’s group health plans following such termination, then the Company shall pay the COBRA premiums necessary to continue the Executive’s and his covered dependents’ health insurance coverage in effect on the termination date until the earliest of (i) twelve (12) months following the termination date (the “COBRA Severance Period”); (ii) the date when the Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date the Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (i)-(iii), the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on the Executive’s behalf would result in a violation of applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section 8(d)(2), the Company shall pay the Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to the Executive’s payment of COBRA premiums. Nothing in this Agreement shall deprive the Executive of his rights under COBRA or ERISA for benefits under plans and policies arising under his employment by the Company.

(3)in the event that the Executive’s employment is terminated after December 31 of any performance year, but prior to the Annual Bonus payment date for such performance year, the Executive shall receive: (i) the amount of the Annual Bonus as determined by the Board in good faith for the performance year immediately prior to the year in which the Executive’s termination occurs if the Company has not determined the amount of the Executive’s Annual Bonus as of the date of the Executive’s termination; or (ii) the amount of the Annual Bonus as already determined by the Board in good faith for the performance year immediately prior to the year in which the Executive’s termination occurs if the Company has already determined the amount of the Executive’s Annual Bonus as of the date of the Executive’s termination, payable in either case as a lump sum at the same time annual bonuses are paid to the Company’s executives generally, but no later than March 15 of the calendar year immediately following the calendar year in which the Annual Bonus is being measured;

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(4)in the event that the Executive’s employment is terminated: (i) on or before the date Annual Bonus performance goals are established for the performance year in which the Executive’s termination occurs, the Executive shall receive a pro-rata portion of the Executive’s Target Bonus for the performance year in which the Executive’s termination occurs, with such pro-rata portion calculated based upon the number of days that the Executive was employed during such performance year divided by the total number of days in such performance year; or (ii) after the date Annual Bonus performance goals are established for the performance year in which the Executive’s termination occurs (but on or before December 31 of such performance year), the Executive shall receive a pro-rata portion of the Executive’s Target Bonus for the performance year in which the Executive’s termination occurs, with such pro-rata portion calculated based upon the Executive’s achievement of performance goals as determined by the Board in good faith, payable in either case as a lump sum payment on the Company’s first ordinary payroll date occurring on or after the General Release effective date (namely, the date it can no longer be revoked) or as soon thereafter as is reasonable practicable thereafter; and

(e)TERMINATION WITHOUT CAUSE OR FOR GOOD REASON FOLLOWING A SIGNIFICANT EVENT. If the Executive’s employment by the Company is terminated by the Company other than for Cause (and not due to Disability or death), or by the Executive for Good Reason, in either case on or within twenty-four (24) months immediately following a Significant Event, then the Company shall pay or provide the Executive with the Accrued Amounts and all of the benefits described in Section 8(d) above, subject to compliance with Section 10; provided that: (i) the Salary Severance Period defined in Section 8(d)(1) shall be increased to a total of eighteen (18) months following the termination date; (ii) the COBRA Severance Period defined in Section 8(d)(2) shall be increased to a total of eighteen (18) months following the termination date; and (iii) in lieu of the pro-rata bonus described in Section 8(d)(4), the Company shall pay the Executive the full Target Bonus for the performance year in which the Executive’s termination occurs, payable as a lump sum payment on the Company’s first ordinary payroll date occurring on or after the General Release effective date (namely, the date it can no longer be revoked).

9.CONDITIONS. Any payments or benefits made or provided pursuant to Section 8 (other than Accrued Amounts) are subject to the Executive’s (or, in the event of the Executive’s death, the beneficiary’s or estate’s, or in the event of the Executive’s Disability, the guardian’s):

(a)	compliance with the provisions of Section 11 hereof;

(b)delivery to the Company of the executed Agreement and General Release (the “General Release”), which shall be in the form attached hereto as Appendix A (with such changes therein or additions thereto as needed under then applicable law to give effect to its intent and purpose) within 21 days following the date of termination of employment, and permitting the General Release to become effective in accordance with its terms; and

(c)delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans, by no later than 90 days following termination of employment.

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Notwithstanding the due date of any post-employment payments, any amounts due following a termination under this Agreement (other than Accrued Amounts) shall not be due until after the expiration of any revocation period applicable to the General Release without the Executive having revoked such General Release, and any such amounts shall be paid or commence being paid to the Executive on the Company’s first ordinary payroll date occurring on or after the expiration of such revocation period without the occurrence of a revocation by the Executive (or such later date as may be required under Section 18 or the final sentence of this Section ~~9~~). Nevertheless (and regardless of whether the General Release has been executed by the Executive), upon any termination of Executive’s employment, Executive shall be entitled to receive any Accrued Amounts, payable after the date of termination in accordance with the Company’s applicable plan, program, policy or payroll procedures. Notwithstanding anything to the contrary in this Agreement, if any severance pay or benefits are deferred compensation under Section 409A (as defined below), and the period during which the Executive may sign the General Release begins in one calendar year and ends in another, then the severance pay or benefit shall not be paid or the first payment shall not occur until the later calendar year.

10.CONFIDENTIALITY AND POST-EMPLOYMENT OBLIGATIONS. As a condition of employment, the Executive agrees to execute and abide by the Company’s current form of Confidentiality and Non-Competition Agreement (“Confidentiality Agreement”), which may be amended by the parties from time to time without regard to this Agreement. The Confidentiality Agreement contains provisions that are intended by the parties to survive and do survive termination of this Agreement.

11.ASSIGNMENT.

(a)The Executive may not assign or delegate any rights or obligations hereunder without first obtaining the written consent of the Company.

(b)This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives. The Company will require any acquirer or successor of the Company in any merger, consolidation, sale, or acquisition of the Company, or a similar transaction to assume the Company’s obligations under this Agreement, and any failure to do so shall constitute a material breach of this Agreement.

12.NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile, (c) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows: If to the Executive: at the address (or to the facsimile number) shown on the records of the Company.

If to the Company:

Eloxx Pharmaceuticals, Inc.

950 Winter Street

Waltham, MA 02451

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or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13.SECTION HEADINGS; INCONSISTENCY.  The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. If there is any inconsistency between this Agreement and any other agreement plan, program, policy or practice (collectively, “Other Provision”) of the Company the terms of this Agreement shall control over such Other Provision.

14.SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

15.COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments. One or more counterparts of this Agreement may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

16.MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director of the Company as may be designated or authorized by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto and the Confidentiality Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to its conflicts of law principles.

17.SECTION 409A.

(a)Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Severance benefits payable upon a termination of employment shall not commence until Executive has a “separation from service” for purposes of Section 409A. Each installment of severance benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and Executive is, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits shall be delayed until the earlier of (i) six (6) months and one day after Executive’s separation from service, or (ii) Executive’s death. Any payment or benefit otherwise payable or to be provided in the six (6) month period following separation from service that is not so paid or provided by reason of this Section 17 shall be accumulated and paid or provided in a single lump sum, as soon as practicable (and in all events within 15 days) after the date that is six (6) months after Executive’s separation from service (or, if earlier, as soon as practicable, and in all events within 15 days, after the date of Executive’s death)

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(b)It is intended that this Agreement shall comply with the requirements of Section 409A, and any ambiguity contained herein shall be interpreted in such manner so as to avoid adverse personal tax consequences under Section 409A. Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify the Executive for any taxes or interest that may be assessed by the IRS pursuant to Section 409A of the Code on payments made pursuant to this Agreement.

18.MITIGATION OF DAMAGES. In no event shall the Executive be obliged to seek other employment or take any other action by way of mitigation of the severance benefits payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any severance benefit hereunder be reduced by any compensation earned by the Executive as a result of employment by another employer, except as set forth in this Agreement.

19.REPRESENTATIONS. The Executive represents and warrants to the Company that the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms and that the Executive is not a party to any agreement or understanding, written or oral, which could prevent the Executive from entering into this Agreement or performing all of the Executive’s obligations hereunder. The Executive further represents and warrants that he has been advised to consult with an attorney and that he has been represented by the attorney of his choosing during the negotiation of this Agreement (or chosen not to be so represented), that he has consulted with his attorney before executing this Agreement (or chosen not to consult an attorney), that he has carefully read and fully understand all of the provisions of this Agreement and that he is voluntarily entering into this Agreement.

20.NON-DISPARAGEMENT. Both during and after the Employment Term, the Executive and the Company (through its officers and directors) agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders, affiliates and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both the Executive and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process and provided further that nothing in this Section 21 shall preclude any party from making truthful statements that are reasonably necessary or to enforce or defend the party’s rights under this Agreement.

21.WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

22.SURVIVAL. The respective obligations of, and benefits afforded to, the Company and the Executive which by their express terms or clear intent survive termination of the Executive’s employment with the Company, including, without limitation, the provisions of Sections 8 through 26, inclusive, of this Agreement, will survive termination of the Executive’s employment with the Company, and will remain in full force and effect according to their terms.

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23.AGREEMENT OF THE PARTIES. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent. Neither the Executive nor the Company shall be entitled to any presumption in connection with any determination made hereunder in connection with any arbitration, judicial or administrative proceeding relating to or arising under this Agreement.

24.DISPUTE RESOLUTION. In the event of any controversy, dispute or claim between the parties under, arising out of or related to this Agreement (including but not limited to, claims relating to breach, termination of this Agreement, or the performance of a party under this Agreement) whether based on contract, tort, statute or other legal theory (collectively referred to hereinafter as “Disputes”), the parties shall follow the dispute resolution procedures set forth below. Any Dispute shall be finally settled by arbitration in accordance with the Employment Arbitration Rules & Procedures of JAMS (“JAMS”) then in force, and that the arbitration hearings shall be held in Boston, Massachusetts. The parties agree to (i) appoint an arbitrator who is knowledgeable in employment and human resource matters and, to the extent possible, the industry in which the Company operates, and instruct the arbitrator to follow substantive rules of law; (ii) require the testimony to be transcribed; and (iii) require the award to be accompanied by findings of fact and a statement of reasons for the decision. The arbitrator shall have the authority to permit discovery, to the extent deemed appropriate by the arbitrator, upon request of a party, but such discovery process shall continue for no more than thirty (30) days. The arbitrator shall have no power or authority to add to or detract from the written agreement of the parties. If the parties cannot agree upon an arbitrator within ten (10) days after demand by either of them, either or both parties may request JAMS name a panel of five (5) arbitrators. The Company shall strike the names of two (2) off this list; then, the Executive shall strike two (2) of the remaining names; and the remaining name shall be the arbitrator. The Company and the Executive shall each pay for their own attorneys’ fees and expenses and their pro rata share of the JAMS fees and expenses. Any award shall be final, binding and conclusive upon the parties and a judgment rendered thereon may be entered in any court having jurisdiction thereof. This Section shall not limit the right of any party to sue for injunctive relief for a breach of the obligations of this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date first written above.

ELOXX PHARMACEUTICALS, INC.

By:	/s/ Robert Ward
Robert Ward
Its: Chief Executive Officer and Director

EXECUTIVE

/s/ David Snow
David Snow

[Signature Page to Employment Agreement]